Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into on April 23, 2013 (the “Effective Date”), by and among BHC PROPERTIES, LLC, an Arkansas limited liability company (“BHC”), WHC PROPERTIES, LLC, an Arkansas limited liability company (“WHC”), SHC PROPERTIES, LLC, an Arkansas limited liability company (“SHC”), NHC PROPERTIES, LLC, an Arkansas limited liability company (“NHC”), MHC PROPERTIES, LLC, an Arkansas limited liability company (“MHC”) and JHC PROPERTIES, LLC, an Arkansas limited liability company (“JHC”; JHC, BHC, WHC, SHC, NHC and MHC, are each individually referred to as a “Seller” and, collectively, as the “Sellers”), and CHP PARTNERS, LP, a Delaware limited partnership, and its assigns in accordance with Section 9.01 hereof (“Purchaser”).

RECITALS

WHEREAS, each of the six (6) long term care facilities identified on Exhibit A attached hereto (each, a “Facility” and, collectively, the “Facilities”) is owned by a Seller, and leased to one of six (6) separate tenants (each, an “Existing Operator” and, collectively, the “Existing Operators”) pursuant to six (6) separate Lease Agreements (each a “Lease” and, collectively, the “Leases”);

WHEREAS, Sellers desire to sell the Assets to Purchaser, and Purchaser desires to purchase such Assets from Sellers, in each case, subject to the Assumed Liabilities, upon the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the sale and purchase of the Assets hereunder, at Closing, the Leases are terminating and an Affiliate or Affiliates of New Operator Parent (as defined below) are entering into a leases with Purchaser or its Assignees (the “Master Leases”) with respect to the Facilities and, in turn, each Existing Operator is entering into a Sublease (with respect to such Existing Operator’s applicable Facility) with such Affiliate of New Operator Parent (each, a “Sublease” and, collectively, the “Subleases”);

WHEREAS, in connection with the sale and purchase of the Assets hereunder, at Closing, Sellers, the Existing Operators, Arkansas SNF Operations Acquisition III, LLC, a Delaware limited liability company (“New Operator Parent”), Arkansas SNF Operations Acquisition, LLC, a Delaware limited liability company, and certain Affiliates of New Operator Parent (each, a “New Operator” and, collectively, the “New Operators”) desire to enter into that certain Operations Transfer Agreement and consummate the transactions set forth therein; and

WHEREAS, that certain letter agreement, dated February 1, 2013, by and among the Existing Operators and an Affiliate of New Operator Parent (the “Letter of Intent”), shall remain in full force and effect in accordance with its terms, subject to Section 9.13 hereof.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.01:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and for purposes of this definition, the term “control” means the direct or indirect power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Asset Purchase Agreement and all Exhibits and Schedules attached to this Agreement, which are hereby incorporated into and made a part of this Agreement as if set forth in full herein; provided, however, that in no event shall “Agreement” include the OTA.

“Assets” means the assets described on Exhibit B attached hereto.

“Assumed Liabilities” means the liabilities described on Exhibit C attached hereto.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cost Reports” means Medicare, Medicaid and other cost reports pertaining to any Facility.

“Deposit” means the earnest money deposit of $5,000,000 which Purchaser shall deliver to Escrow Agent within one (1) business day following the Effective Date.

“Due Diligence Review Period” means that period of time commencing on the Effective Date through and including May 17, 2013, during which time Purchaser shall review and/or perform all inspections and studies of the Assets and Facilities.

“Environmental Laws” means all currently existing federal, state, and local statutes, ordinances, rules, orders, regulations, remediation standards, and other provisions having the force of law for the protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the federal Resource Conservation and Recovery Act, as amended, and related state statutes.

“Equipment” means all furniture, fixtures, equipment, machinery and other personalty owned by each Seller and now or hereafter attached to, appurtenant to, or used solely in connection with the operation of, the Facilities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Fidelity National Title, 1 East Washington Street, Suite 450, Phoenix, Arizona 85003, in conjunction with Commonwealth Land Title Insurance Company, located at 1050 Wilshire Drive, Suite 310, Troy, MI 48084.

“Escrow Agreement” means that certain Escrow Agreement of even date herewith by and among Sellers, Purchaser and Escrow Agent relating to the Deposit.

“Excluded Assets” means those assets described on Schedule 1.01.

“Excluded Records” means: (a) any records that, if provided to Purchaser, would violate any applicable Law, (b) any records relating to Sellers’ efforts to market the Facilities for sale, including any correspondence or other communications with other bidders, and (c) any records, the disclosure of which would: (i) jeopardize any legal privilege available to a Seller or any of its Affiliates relating to such records, or (ii) cause a Seller or any of its Affiliates to breach a confidentiality obligation by which such Seller is bound.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Materials” means any hazardous or toxic substance or waste or any contaminant or pollutant regulated under Environmental Laws.

“HUD Loans” means the three (3) HUD loans which currently encumber: (a) Batesville Healthcare Center, (b) Broadway Healthcare Center and (c) Searcy Healthcare Center.

“Improvements” means the buildings, structures, other improvements, and fixtures located on the Land.

“Intangible Assets” means all drawings, surveys, environmental and soil reports, telephone and facsimile numbers listing in directories, customer and supplier lists and files, guest lists, credit records, labels, security codes, all records and sales and other customer data, and any unexpired guaranties or warranties relating to the Facilities, in each case, to the extent not transferred under the OTA.

“Land” means those certain tracts or parcels of land described on Exhibit B-1, together with all easements, hereditaments, rights of way, privileges, and rights appurtenant thereto.

“Law” or “Laws” means all foreign, federal, state, county and local laws, statutes, rules, regulations, codes, ordinances, orders, judgments, writs, injunctions, decisions or demand letters issued, entered or promulgated by any Governmental Authority, including common law.

“OTA” mean the Operations Transfer Agreement to be entered into by and among Sellers, the Existing Operators, New Operator Parent, Arkansas SNF Operations Acquisition, LLC, and New Operators, at Closing, the form of which is attached hereto as Exhibit D.

“OTA Assets” has the meaning ascribed to such term in the OTA.

“Permitted Exceptions” means only the following liens, encumbrances, covenants, restrictions, title defects, and limitations:

(a) Liens for Taxes in dispute or not yet payable;

(b) The rights, if any, of Facility residents and other parties in possession of one or more rooms at any Facility, provided, however, that such rights are limited to normal occupancy rights pursuant to the standard occupancy agreements in effect pertaining to the relevant Facility;

(c) Easements, restrictions, servitudes and the like to which Purchaser does not timely object in accordance with Section 2.08 hereof;

(d) Transfer and assignment restrictions imposed as a matter of Law or by contract;

(e) Purchase money security interests incurred in the ordinary course of business and disclosed in writing to Purchaser;

(f) Matters of record affecting title and appearing in the Title Commitments; and

(g) Title exceptions which are not timely objected to by Purchaser following receipt of the Title Commitments and Surveys in accordance with Section 2.08 hereof.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plans and Specifications” means any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items which specifically relate to the Real Property.

“Purchase Price” means the sum of $56,415,000, to be paid by Purchaser to Sellers pursuant to the provisions of Section 2.04.

“Records” means all books and records, in whatever medium and wherever located, owned by Sellers exclusively for (or in connection with) the ownership of the Assets or the operations of one or more of the Facilities, including, to the extent such exists and is in the possession of a Seller, all Cost Reports (other than those relating to periods completed prior to the Closing Date), contracts, agreements, correspondence, accounting records, legal records, employment and employee records, medical and clinical records, quality of care records, management records, resident and family complaints, records that would indicate payment for care provided to residents, and corporate and internal records, but not the Excluded Records.

“Retained Liabilities” means all liabilities of Sellers other than the Assumed Liabilities.

“Seller’s Knowledge” means the actual knowledge of V. James Santarsiero, Jeanne Butterworth and/or Julia Clark, without independent verification or investigation.

“Surveys” means surveys performed by a surveyor with respect to the Land.

“Taxes” means all taxes, however denominated, including any interest, penalties, or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, whether arising before, on, or after the Closing Date.

“Title Commitments” means title commitments with respect to the Land.

ARTICLE II

PURCHASE AND SALE; CONSIDERATION; DUE DILIGENCE REVIEW PERIOD

2.01 Transfer of Assets. At the Closing, and upon the terms and conditions herein set forth, Sellers will sell, assign, transfer, and convey to Purchaser the Assets (but not the Excluded Assets).

2.02 Assumption of Liabilities. At the Closing, and upon the terms and conditions herein set forth, Purchaser will assume, and thereafter pay, perform, and discharge when due, the Assumed Liabilities and shall indemnify, protect and hold Sellers harmless from and against any claims or losses against Sellers which arise from or out of the Assumed Liabilities. Sellers shall remain fully liable for the payment, performance and discharge of all Retained Liabilities and shall indemnify, protect and hold Purchaser harmless from and against any claims or losses against Purchaser which arise from or out of the Retained Liabilities.

2.03 Purchase Price. The Purchase Price for the Assets is $56,415,000, which shall be payable at Closing, subject to Section 2.05 hereof. Notwithstanding their inclusion in the Purchase Price for the Assets, Purchaser agrees that the OTA Assets shall be conveyed to the New Operators as Purchaser’s nominee pursuant to the terms and conditions of the OTA.

2.04 Method of Payment. The Purchase Price shall be paid as follows:

(a) On the Closing Date, the Escrow Agent will, in accordance with the Escrow Agreement, pay to Sellers, by wire transfer of immediately available funds, the Deposit and any interest earned on the Deposit as of the Closing Date.

(b) On the Closing Date, Purchaser will pay to Seller, by wire transfer of immediately available funds, the remaining portion of the Purchase Price (i.e., less the amount paid to Sellers under Section 2.04(a) above), plus or minus any adjustments, prorations or credits as may be provided for hereunder or by agreement of the parties, including Section 2.05 hereof.

2.05 Prorations. All expenses of owning or operating the Assets will be prorated as of the Closing, including: (a) vendor expenses, (b) water, sewer, gas, electricity, and other utility charges, (c) real and personal ad valorem Taxes, and (d) prepaid expenses. Real and personal ad valorem Taxes shall be prorated at Closing on the basis of the amount of such Taxes for the tax year in which the Closing occurs. With respect to determining the amount of all prepaid expenses, the parties agree to cooperate and act reasonably to determine such amounts no later than two (2) business days prior to Closing, if necessary, by making representatives available to review the books and records of the Facilities. Other adjustments and prorations may be settled by the parties, acting reasonably, within ninety (90) days following Closing or as otherwise agreed by Sellers and Purchaser. In the event that any errors in prorations or adjustments made at Closing are discovered after Closing, the parties shall promptly re-adjust the subject amounts, with such payments to be made between the parties as are necessary to correct the errors. In all events, the parties shall make such adjustments, or confirm in writing that no such adjustments are necessary, within one hundred eighty (180) days following Closing. Notwithstanding the foregoing, any party hereto not bringing to the attention of the other party, in writing, prior to the expiration of such one hundred eighty (180) day period, a potential claim for a re-adjustment in prorations based on error, miscalculation or omission shall be deemed to have automatically waived and relinquished such claim.

2.06 Purchase Price Allocation. The parties agree that the Purchase Price shall be allocated among the Facilities as follows:

• Batesville	$6,205,650.00
• Broadway	$11,847,150.00
• Searcy	$7,898,100.00
• Mine Creek	$3,384,900.00
• Magnolia	$11,847,150.00
• Jonesboro	$15,232,050.00

Total	$56,415,000.00

The parties agree to use the foregoing allocation for all purposes relating to the transactions contemplated hereby, including in Purchaser’s and/or New Operator Parent’s applications for any and all required licenses in connection with the ownership and operation of the Facilities. Without limiting the generality of the foregoing, for Tax purposes, the parties agree to allocate the Purchase Price, the Assumed Liabilities, and other relevant items in accordance with the foregoing and Section 1060 of the Code. To that end, Purchaser will prepare and deliver to Sellers, within ten (10) days prior to the Closing Date, an allocation schedule setting forth Purchaser’s good-faith determination of such allocation (within the foregoing parameters), which allocation schedule will be subject to Sellers’ reasonable approval. The parties agree that they will report the federal, state, and local Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with such allocation and that they will not take any position inconsistent therewith in connection with any tax return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable Law. Sellers and Purchaser will cooperate in the filing of any forms (including IRS Form 8594) with respect to such allocation. Notwithstanding the foregoing, the portion of the Purchase Price allocable to any tangible personal property which has been depreciated for federal income tax purposes shall equal the adjusted tax basis of such property.

2.07 Due Diligence Review Period.

(a) Purchaser shall have the Due Diligence Review Period in which to review and/or perform all inspections and studies of the Assets and review Records (other than Excluded Records) that relate to the Assets to be purchased. Sellers shall promptly comply with all reasonable requests for information and document requests by Purchaser relating to the Assets to be purchased. Purchaser hereby acknowledges that Sellers have provided Purchaser and its agents with access to such Records for the purpose of inspecting them and will provide Purchaser and its agents with access to the Assets for purposes of appraisal, survey, inspection and testing; provided, however, that any such visit or inspection must be arranged in advance with a representative of Sellers and shall otherwise conform with the provisions of Section 4.04 hereof. Purchaser hereby acknowledges that Sellers have provided Purchaser with copies of all third party reports relating to the Assets or Facilities that are in the possession of Sellers (e.g. existing Surveys, Phase I environmental audits, engineering reports, etc.); provided, however, that Sellers make no representation or warranty with respect to the completeness or accuracy of any information contained in such reports. Purchaser’s due diligence review shall include the ability to conduct in-depth discussions with regional staff and various department heads at the Facilities, and such other Persons as reasonably requested by Purchaser, all as scheduled through Sellers and otherwise in accordance with Section 4.04 hereof. Prior to expiration of the Due Diligence Review Period, Purchaser shall have the right to terminate the transaction set forth herein, in Purchaser’s sole discretion, by delivering a written notice of termination to Sellers, with a copy to the Escrow Agent, whereupon the Deposit (and any interest earned thereon), less the fees and expenses of the Escrow Agent, shall be promptly returned to Purchaser by Escrow Agent. In such event, Sellers shall agree to cooperate by executing any documents which may be required by Escrow Agent to return the Deposit to Purchaser and, except as otherwise expressly provided herein, neither party shall have any further rights, duties, obligations or liabilities hereunder. Failure to timely deliver such written notice shall be deemed a waiver of such right of termination.

(b) Purchaser acknowledges and agrees that Purchaser shall be responsible for verifying, through Purchaser’s own due diligence, the accuracy and completeness of all documents and information, including all Records and other materials, provided by Sellers to Purchaser, and any reliance by Purchaser on such documents and information shall be at Purchaser’s own risk and expense. Likewise, notwithstanding anything to the contrary herein, Sellers make no representation or warranty whatsoever as to the truth, accuracy or completeness of any materials or information, including but not limited to the Records and any other materials relating to the Assets, delivered or made available by Sellers to Purchaser in connection with the transaction contemplated herein.

2.08 Title Commitments and Surveys; Permitted Exceptions. Sellers have delivered to Purchaser copies (which are in Seller’s possession) of existing Title Commitments, title policies, and Surveys with respect to the Land and Improvements. Purchaser may, at its sole cost and expense, obtain any and all updates with respect thereto. Purchaser shall have until the expiration of the Due Diligence Review Period to reasonably object, in writing, to any matters

(other than loan documents to be released at Closing), which appear of record in such Title Commitments and Surveys. Any matter appearing in the Title Commitments or Surveys which is not timely objected to by Purchaser will constitute a Permitted Exception, and Purchaser’s right to request Sellers to cure such matters shall be deemed waived by Purchaser. If, however, any matters are unacceptable to Purchaser and Purchaser notifies Sellers in writing of such fact prior to the expiration of the Due Diligence Review Period, Sellers shall exercise reasonable efforts to cure such matters prior to the Closing Date, or, if necessary, extend the Closing Date for up to ten (10) days to complete such cure. If Sellers notify Purchaser that Sellers are unable to remove such unacceptable matters, or if Sellers fail or refuse to cure such unacceptable matters (and are unable to obtain title insurance coverage against such matters) within the time period provided, Purchaser may, as Purchaser’s sole and exclusive remedy, either (i) terminate this Agreement by giving Sellers written notice thereof, in which event the Deposit shall be returned to Purchaser, and, except as otherwise expressly provided herein, neither party shall have any further rights, duties, obligations or liabilities hereunder; or (ii) elect to purchase the Assets subject to such unacceptable matters not so eliminated, modified, or cured, in which event the Purchase Price shall not be reduced (and such uncured matters shall be deemed to be Permitted Exceptions). Purchaser shall make such election upon the earlier of the Closing Date, or within ten (10) days of receipt of Sellers’ written notice that it is unable to remove the unacceptable matters or that the unacceptable matters cannot be removed or cured (which shall include obtaining title insurance coverage against such matters) on commercially reasonable terms. Purchaser’s failure to provide written notice of such election in timely manner shall mean Purchaser has elected to accept the Assets and close the transaction without cure of the identified matters.

2.09 Related Transactions. The parties acknowledge that the transaction hereunder consists of the purchase of six (6) Facilities by Purchaser from Sellers. It is the intention of the parties that these Facilities shall be purchased together at Closing (contemporaneously with the effectiveness of the OTA and consummation of the transactions set forth therein and the purchase of the Lake Village Residential Care Center pursuant to that certain Asset Purchase Agreement, dated as of the date hereof by and among LVRC Properties, LLC and 917 Mary B. Street, LLC (the “Lake Village Purchase Agreement”)), and accordingly, the parties shall cause the Closing to be coordinated and completed in such a manner as to allow a simultaneous closing on the various properties. In the event either party shall have the right hereunder to cancel or terminate this Agreement, such cancellation or termination shall apply to the rights and obligations arising from or related to the purchase of each Facility unless otherwise agreed by the parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Seller’s Representations and Warranties. Each Seller hereby represents and warrants to Purchaser as follows, except in all cases as disclosed in the disclosure schedules accompanying this Agreement (the “Disclosure Schedules”):

(a) Organization. Each Seller is duly organized and validly existing under the Laws of Arkansas.

(b) Authority. The execution, delivery, and performance by each Seller of this Agreement has been duly authorized by all necessary limited liability company action by the manager and/or sole member of such Seller, and no other limited liability company proceedings on the part of such Seller are necessary to authorize such execution, delivery, and performance. This Agreement has been duly executed by each Seller and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other statutes affecting creditors’ rights generally.

(c) No Conflict or Violation. The execution, delivery, and (subject to the receipt of all consents, approvals, authorizations, certifications, waivers, and notifications set forth on Schedule 3.01(c) of the Disclosure Schedules (the “Seller Required Consents”)) performance by each Seller of this Agreement does not and will not: (i) violate or conflict with any provision of the certificate of organization or operating agreement of such Seller, or (ii) to each Seller’s Knowledge, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Lease, which violation, conflict, breach, or default in any such case would reasonably be expected to have a material adverse effect on the Assets or the operations of the Facilities.

(d) Compliance with Law. With respect to the ownership of the Assets and the operations of the Facilities, such Seller has not received written notice that any Seller or any Facility is in violation of any applicable Law (other than Environmental Law, as to which the only representations and warranties made by Sellers are those contained in Section 3.01(g) hereof) except for violations that would not reasonably be expected to have a material adverse effect on the Assets or the operations of the Facilities. To each Seller’s Knowledge, no investigation or review by any Governmental Authority relating to the ownership of the Assets or the operations of the Facilities is pending or has been threatened in writing. To each Seller’s Knowledge, such Seller is not in default with respect to any order, judgment, or decree of any court or other Governmental Authority applicable to such Seller, the Assets, or the operations of the Facilities, other than violations and defaults the consequences of which would not reasonably be expected to have a material adverse effect on the OTA Assets or the operations of the Facilities, result in a fine in excess of One Thousand Dollars ($1,000) per violation, or result in a reduction of available beds at any Facility.

(e) Litigation. Except as set forth on Schedule 3.01(e) of the Disclosure Schedules, as of the Effective Date, there are no pending, or to each Seller’s Knowledge threatened, claims, causes of action, suits, or proceedings brought by or against such Seller that, if adversely determined, could reasonably be expected to have a material adverse effect on the Assets or the operations of the Facilities or materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement.

(f) Licenses. To each Seller’s Knowledge, Schedule 3.01(f) of the Disclosure Schedules sets forth a complete and correct list of all material permits, licenses, certifications, registrations, authorizations, and accreditations from any Governmental Authority (“Licenses”) obtained or held by Sellers in connection with the ownership of the Assets. To each Seller’s Knowledge, as of the Effective Date of this Agreement, and except as would not reasonably be expected to have a material adverse effect on the assets and the operations of the Facilities: (i) each such License is valid and in full force and effect, and is not subject to any pending or threatened proceeding to revoke, cancel, suspend or declare such License invalid in any respect; and (ii) such Seller is not in material default under any License.

(g) Environmental Matters. No Seller has received written notice of any violation of any applicable Environmental Law. To each Seller’s Knowledge, there is and has been no contamination by release, spill, leak, discharge, or emission of any Hazardous Materials from, in, on, or beneath the Land in violation of Environmental Law.

(h) Tax Matters. To each Seller’s Knowledge: (i) except for Taxes to be prorated under this Agreement, and except as otherwise provided under this Agreement, there are no unpaid Taxes of such Seller that will become the obligation of Purchaser; and (ii) such Seller has timely filed all Tax returns in respect of the Assets and the operations of the Facilities. No Seller is a foreign entity, as the term is defined in the Code and the regulations promulgated thereunder.

(i) Financial Statements. Sellers have made available to Purchaser: (i) balance sheet information with respect to the Assets as of December 31, 2012 (the “Balance Sheet Information”) and (ii) income statements for the operations of the Facilities for the six month period ending June 30, 2012 (the “Income Statement Information”). To each Seller’s Knowledge, the Balance Sheet Information and the Income Statement Information fairly present, as of the dates thereof or for the periods covered thereby, in all material respects, the items reflected therein.

(j) Broker’s Fee. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Purchaser could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller. Seller shall be solely obligated to pay any and all commissions due to any party resulting from the sale and purchase of the Assets, including Vantage Medical, Inc. and Stifel, Nicolaus & Company. Notwithstanding the foregoing, Purchaser shall reimburse Seller for any adverse tax consequences arising out of its payment of the Stifel, Nicolaus & Company brokerage fees from the Purchase Price.

(k) OFAC. Each Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively hereinafter referred to as the “Orders”). None of the Sellers nor any of their respective Affiliates (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Purchaser is not acting, directly or indirectly for, or on behalf of, any Person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such Person, group, entity or nation.

(l) ERISA. Neither (i) any assets of Sellers, nor (ii) any funds to be used by Sellers with respect to the transactions contemplated pursuant to this Agreement, are, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Seller is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution nor delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

(m) Restriction of Access. Seller has not received written notice of any current federal, state, county or municipal plans to materially restrict or materially change access to any of the Facilities from any highway or road leading directly to or abutting any part of the Facilities.

(n) Existing Use. Seller has not received written notice that the Land and the use thereof for the existing Facilities, and the condition thereof violates in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code (except for code-required sprinkler systems which are being installed at the Batesville Healthcare Center and the Searcy Healthcare Center, as previously disclosed to Purchaser) applicable to the Assets.

Purchaser hereby acknowledges and agrees that, except with respect to the foregoing representations and warranties set forth in this Section 3.01, the Assets are to be conveyed by Sellers to Purchaser in “as-is, where-is” condition without warranty or representation, express or implied, as to zoning, physical condition, environmental condition, suitability for a particular purpose or any other matter whatsoever.

3.02 Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Sellers as follows:

(a) Organization. Purchaser is a limited partnership, duly organized and validly existing under the laws of Delaware.

(b) Authority. Purchaser has full power and authority to execute and deliver this Agreement and to perform all obligations of Purchaser arising under this Agreement. Subject to Purchaser obtaining approval from its Board of Directors during the Due Diligence Review Period, Purchaser has full power and authority to execute and deliver all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of Purchaser arising under each of Purchaser’s Documents. The execution and delivery by the signer on behalf of Purchaser of this Agreement and, when executed and delivered, each of Purchaser’s Documents, and the performance by Purchaser of its obligations under this Agreement, and when executed and delivered, each of Purchaser’s Documents, has been, or will be, duly and validly authorized by all necessary actions by Purchaser. This Agreement and, when executed and delivered, each of Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except to the extent Sellers are in default thereunder. Unless Purchaser terminates this Agreement prior to the end of the Due Diligence Review Period as provided for herein, following the expiration of the Due Diligence Review Period, Purchaser shall be deemed to have represented that it has obtained all necessary Board approvals.

(c) No Conflict or Violation. The execution, delivery, and (subject to the receipt of all consents, approvals, authorizations, certifications, waivers, and notifications set forth on Schedule 3.02(c) of the Disclosure Schedules (the “Purchaser Required Consents”)) performance by Purchaser of this Agreement does not and will not: (i) violate or conflict with any provision of the articles or certificate of incorporation of Purchaser or its bylaws, (ii) violate any provision of Law applicable to Purchaser, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract to which Purchaser is a party.

(d) Broker’s Fee. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Sellers could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Purchaser.

(e) OFAC. Purchaser is in compliance with the requirements of the Orders and other similar requirements contained in the rules and regulations OFAC. Neither the Purchaser nor any of its Affiliates (i) is listed on the Lists, (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. Purchaser is not acting, directly or indirectly for, or on behalf of, any Person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked

Person,” or other banned or blocked Person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such Person, group, entity or nation.

(f) ERISA. Neither (i) any assets of Purchaser, nor (ii) any funds to be used by Sellers with respect to the transactions contemplated pursuant to this Agreement, are, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Purchaser is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution nor delivery of this Agreement by Purchaser, nor the performance by Purchaser of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV

COVENANTS

4.01 Satisfaction of Conditions. Sellers and Purchaser shall use commercially reasonable efforts to perform and satisfy, as soon as reasonably practicable, all conditions to their respective obligations to consummate the transactions contemplated by this Agreement. In particular, but without limitation, (a) Sellers shall use commercially reasonable efforts to obtain the Seller Required Consents, and (b) Purchaser shall use commercially reasonable efforts to obtain the Purchaser Required Consents. To that end, the parties agree to cooperate with each other in connection with any filing, submission, or notice to any Governmental Authority or other Person, and to keep each other informed on a timely basis of any other material communication to or from any Governmental Authority or other Person, in connection with or otherwise regarding the transactions contemplated hereby.

4.02 Conduct of Business Before the Closing Date. Except as provided on Schedule 4.02 of the Disclosure Schedules, and except as Purchaser may otherwise consent in writing (which consent will not be withheld, conditioned or delayed unreasonably), between the Effective Date and the Closing Date, Sellers will own and operate the Facilities in the ordinary course of business.

4.03 Cooperation Regarding HUD Loans. Sellers and Purchaser shall reasonably cooperate to facilitate Sellers’ payoff of the HUD Loans at Closing, and the release of the related mortgages.

4.04 Access to Records and the Facilities. Subject to Section 4.05 below, Sellers will afford Purchaser and its representatives reasonable access, during normal business hours throughout the period prior to the Closing Date or the earlier termination of this Agreement, to the Records (other than Excluded Records). Upon reasonable prior notice, Sellers will also afford Purchaser reasonable access to the Facilities throughout the period prior to the Closing Date or the earlier termination of this Agreement. The rights of access contained in this Section 4.04 are granted subject to, and on, the following terms and conditions:

(a) Prior to entering onto any of the Facilities, Purchaser, as well as any of its agents or representatives who are entering onto the Facilities, shall deliver to Sellers certificates evidencing (i) commercial general liability insurance coverage against injury (including death) and property damage with a limit of not less than $1,000,000 and naming Sellers as additional insureds, (ii) worker’s compensation insurance coverage with limits of not less than that required by law, (iii) employer’s liability insurance coverage against accident and disease with a limit of not less than $1,000,000 for each employee, (iv) contractual liability insurance, and (v) prior to allowing any consultant or other third party performing audits or other inspections of the environmental aspects of the Facilities, environmental liability insurance with a limit of not less than $1,000,000.

(b) Any such access shall not include physical testing or samplings, and shall be exercised in such a manner as not to interfere unreasonably with the operation of the Facilities, and shall only be exercised with and through the prior coordination of Sellers, providing Sellers with an opportunity to accompany any and all Persons given such access.

(c) All such rights of access shall be at Purchaser’s sole cost, expense, and risk.

(d) Purchaser shall comply with and adhere to all of Sellers’ safety policies and procedures in connection with such access.

(e) Purchaser shall indemnify Sellers for any damages, suits, claims, proceedings, fines, judgments, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) that Sellers or any third party may suffer as a result of Purchaser’s exercise (directly or through its agents, representatives or employees) of its rights under this Section 4.04 or Section 2.07 or a breach of any of its obligations under Section 4.05, unless caused by Seller’s gross negligence or willful misconduct. This indemnification will survive the termination of this Agreement.

4.05 Confidentiality.

(a) Purchaser agrees that all non-public information in whatever form delivered, made available, or disclosed before or after the date hereof by Sellers or its representatives to Purchaser or its representatives in connection with the transactions contemplated hereby (the “Confidential Information”) is of a confidential and proprietary nature to Seller. Purchaser agrees: (i) that it will maintain the confidentiality of the Confidential Information, (ii) that it will protect and secure the Confidential Information in a commercially reasonable manner, and in any event in a manner no less protected and secure than Purchaser’s own confidential information, (iii) that it will not use the Confidential Information other than in connection with the consummation of the transactions contemplated by this Agreement (or to enforce its rights under this Agreement) or, following Closing, to own the Facilities, and (iv) that it will disclose the Confidential Information only: (x) as may be required by Law, or (y) to its directors, officers, employee, agents, and representatives (including potential lenders) on a need- to-know basis in order to consummate the transactions contemplated hereby (or to enforce its rights hereunder). If Closing does not occur, at Sellers’ request, Purchaser will promptly return to Sellers or destroy all Confidential Information, in whatever format, including Confidential Information incorporated into memoranda or other writings or analysis of Purchaser or its representatives. Purchaser agrees to cause its directors, officers, employees, agents, and representatives to comply with the obligations of Purchaser under this Section 4.05. This Section 4.05 will survive the termination of this Agreement.

(b) Purchaser recognizes that irreparable injury will result from a breach by Purchaser of this Section 4.05 and/or Section 4.06, and that money damages will be inadequate to fully remedy such injury. Accordingly, in the event of a breach or threatened breach of such provisions, Sellers shall be entitled to seek (in addition to any other remedies which may be available to Sellers) one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

4.06 Availability of Records. After the Closing Date, Purchaser shall provide to Sellers and their respective representatives (after reasonable notice and during normal business hours and without charge to Sellers) access to all books and records relating to the Assets, for periods prior to the Closing, and shall preserve such books and records until the later of: (a) six (6) years after the Closing Date, or (b) the retention period required by applicable Law. Such access shall include reasonable access to any computerized information systems that contain data regarding the Assets. Purchaser acknowledges that Sellers have the right to retain originals or copies of such books and records for periods prior to the Closing. With respect to any litigation and claims that are Retained Liabilities, Purchaser will render all reasonable assistance that Sellers may request in defending such litigation or claim and will make available to Sellers, on reasonable terms, the personnel of Purchaser or its Affiliates most knowledgeable about the matter in question. Purchaser shall also have the option, at Purchaser’s cost and expense, to obtain (and disclose, if required by Applicable Law) audited financial statements for each Property for the prior three (3) years, and in such case, Sellers agree to cooperate with Purchaser and Purchaser’s auditors in the preparation of the same, which obligation to cooperate shall expressly survive Closing; provided that the foregoing right shall not give rise to any additional duties, liabilities or responsibilities on the part of Sellers, except as otherwise expressly provided herein.

4.07 Casualty Loss. Notwithstanding any provision hereof to the contrary, if, before the Closing Date, all or any portion of the Assets or any Facility is: (a) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated, or (b) materially damaged or destroyed by fire or other casualty, Sellers shall notify Purchaser promptly in writing of such fact, and: (x) in the case of condemnation or taking, Sellers shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (y) in the case of a fire or other casualty, Sellers shall either restore such damage or assign the insurance proceeds therefrom to Purchaser and credit the amount of any deductible against the Purchase Price at Closing. Notwithstanding the foregoing, either Sellers or Purchaser may terminate this Agreement if such condemnation, taking, damage or destruction (i) results in the loss of an entire Facility or (ii) results in costs, in the aggregate, in excess of 15% of the Purchase Price, in each case, taking into account any insurance or other proceeds received or to be received, and any remediation plans made or steps undertaken, in respect thereof. If this Agreement is terminated pursuant to this Section 4.07, the parties agree to instruct the Escrow Agent to return the Deposit (and any interest earned thereon) to Purchaser, less the fees and expenses of the Escrow Agent, and this Agreement, except as expressly provided herein, will become null and void and have no effect.

4.08 Transition. Prior to Closing, Sellers and Purchaser will cooperate to effectuate a smooth and orderly transition of the ownership of the Assets.

4.09 Financial Records Updates. Sellers shall provide Purchaser with updates to the Balance Sheet Information and the Income Statement Information as the same become available in the ordinary course of Seller’s preparation of the same.

4.10 Possession. At the Closing, the Existing Operators will continue to operate and remain in possession of the Facilities pursuant the Subleases and the Master Leases, subject in all respects to the OTA and the Interim Period Agreements (as defined in the OTA).

ARTICLE V

CONDITIONS TO CLOSING

5.01 Joint Conditions. The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction or waiver by Sellers and Purchaser at or prior to the Closing Date of the following conditions.

(a) No applicable Law prohibiting the consummation of the transactions contemplated hereby shall be in effect, and no court of competent jurisdiction shall have issued any order that is in effect and that enjoins the consummation of the transactions contemplated hereby;

(b) Purchaser shall have received the Purchaser Required Consents; and

(c) Sellers shall have received the Seller Required Consents.

5.02 Purchaser’s Conditions. The obligation of Purchaser to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Purchaser at or prior to the Closing Date of the following conditions:

(a) Sellers shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Sellers on or prior to the Closing Date;

(b) Each Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects only as of such date);

(c) Purchaser shall have received a certificate from the manager of Sellers, dated as of the Closing Date, stating that, to the best of such manager’s knowledge, the conditions set forth in Sections 5.02(a) and 5.02(b) have been satisfied;

(d) Purchaser shall be in receipt of payoff letters with respect to the HUD Loans indicating that the Purchase Price is sufficient to fully pay off such HUD Loans, and such payoff will result in the release of the related mortgages;

(e) Sellers and Existing Operators shall have executed the OTA effective as of the Closing Date;

(f) Sellers shall have terminated all of the Leases; and

(g) Purchaser shall have received the items to be delivered pursuant to Section 6.02 below.

Notwithstanding anything to the contrary herein, to the extent that any documents or information regarding the Sellers or the Assets are disclosed to Purchaser, brought to Purchaser’s attention, either orally or in writing, or are otherwise actually known to Purchaser, in each case, prior to Closing, including, without limitation, any matters disclosed to Purchaser in the Records or any interview with any property manager, staff member, vendor, supplier or other Persons (without regard to whether such documents or information renders a representation or warranty inaccurate or incomplete in any respect), and Purchaser nevertheless closes on the purchase of the Assets, Purchaser shall be deemed to have accepted and to have waived any objection to or claim based on such documents or information.

5.03 Sellers’ Conditions. The obligation of Sellers to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Sellers at or prior to the Closing Date of the following conditions:

(a) Purchaser shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Purchaser (or it’s assignees) on or prior to the Closing Date;

(b) Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects only as of such date);

(c) Sellers shall have received a certificate from a duly authorized corporate officer of Purchaser, dated as of the Closing Date, stating that, to the best of such officer’s knowledge, the conditions set forth in Sections 5.03(a) and 5.03(b) have been satisfied;

(d) New Operator Parent and New Operators shall have each executed the OTA effective as of the Closing Date; and

(e) Sellers shall have received the items to be delivered pursuant to Section 6.03 below.

ARTICLE VI

CLOSING

6.01 Closing. Closing shall take place (effective as of 12:00 midnight on the Closing Date) following the satisfaction (or waiver) of all of the conditions set forth in Article V hereof (other than those conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of those conditions), on the first to occur of (i) such date and time as the parties agree, or (ii) May 31, 2013 (the “Outside Date”).

6.02 Sellers’ Closing Deliverables. At the Closing, and subject to the receipt of the Purchase Price, Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(a) Special Warranty Deeds for the Land, duly executed by Sellers and in a form reasonably acceptable to Purchaser;

(b) Bills of Sale with respect to the Assets, duly executed by Sellers and in a form reasonably acceptable to Purchaser;

(c) The certificate contemplated by Section 5.02(c);

(d) All consents, waivers, and approvals obtained by Sellers from third parties in connection with this Agreement;

(e) Certificates of Good Standing with respect to Sellers (dated no more than fifteen (15) days prior to the Closing Date) issued by the Secretary of State (or other duly authorized official) of Arkansas;

(f) An affidavit that Sellers are not foreign corporate entities under Section 1445(b)(2) of the Code;

(g) A copy, certified by an authorized manager of each Seller, of resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(h) Existing Operators’ counterparts to the Interim Period Agreements (as defined in the OTA); and

(i) All such other agreements, documents, or instruments as are required to be delivered to Purchaser by Sellers at or prior to the Closing Date under this Agreement, and all instruments of transfer, assignment, or conveyance as are reasonably requested by Purchaser in connection with the transfer of the Assets to Purchaser in accordance with this Agreement.

In no event shall Sellers, in delivering any agreement, document, instrument, certificate, or other writing under this Agreement, be required to or be deemed to make any representation, warranty, or covenant, or to accept any liability or obligation, in addition to the representations, warranties, and covenants made, and the liabilities and obligations accepted, by Sellers under this Agreement.

6.03 Purchaser’s Closing Deliverables. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers the following:

(a) The balance of the Purchase Price, in accordance with Section 2.04;

(b) The certificate contemplated by Section 5.03(c);

(c) All consents, waivers, and approvals obtained by Purchaser from third parties in connection with this Agreement;

(d) Certificates of Good Standing with respect to Purchaser (dated no more than fifteen (15) days prior to the Closing Date) issued by the Secretary of State (or other duly authorized official) of Delaware;

(e) A copy, certified by a duly authorized officer of Purchaser, of resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(f) All such other agreements, documents, or instruments as are required to be delivered to Sellers by Purchaser at or prior to the Closing Date under this Agreement, and all such other documents, instruments, and undertakings as are reasonably requested by Seller in connection with the assumption by Purchaser of the Assumed Liabilities in accordance with this Agreement.

6.04 Closing Costs and Transfer Taxes. Closing costs shall be divided according to custom in the State of Arkansas, with the deed transfer taxes to be paid by Purchaser. Each party shall pay all costs and fees of its respective counsel. Purchaser shall purchase, at Purchaser’s expense, Owner’s ALTA title insurance policies, with any endorsements sought by Purchaser in its discretion. Purchaser shall pay all sales, excise and similar Taxes (if any) with respect to the sale and transfer of the Assets hereunder.

6.05 Release of New Operator Parent Deposit Sellers, Purchaser and New Operator Parent acknowledge that Escrow Agent is holding a $500,000 deposit from New Operator Parent (the “New Operator Parent Deposit”) pursuant to the Letter of Intent. Sellers and New Operator Parent agree and hereby instruct Escrow Agent, simultaneous with the closing under this Agreement and the Lake Village Purchase Agreement, to release the New Operator Parent Deposit to Purchaser or its Affiliate to be placed as a security deposit under the new leases being entered into effective as of Closing between Purchaser (or its Affiliates) and New Operator Parent. Sellers, Purchaser and New Operator Parent agree that this provision shall be void and of no effect if the closings under this Agreement and the Lake Village Purchase Agreement fail to occur.

ARTICLE VII

DEFAULT/REMEDIES

7.01 Default by Purchaser; Effect of Failure of Sellers’ Conditions to Closing. If Purchaser breaches or defaults in any covenant, warranty, representation or obligation under this Agreement prior to Closing, and such breach or default is not cured within five days after written notice from Sellers, or if any condition contained in Section 5.03 has not been satisfied (or waived by Sellers) on or before the Outside Date, then Sellers shall have the right to terminate this Agreement and retain the full amount of the Deposit (and any interest earned thereon) as Sellers’ sole remedy and liquidated damages on account of Purchaser’s default, and the parties agree to instruct the Escrow Agent to disburse the Deposit in accordance with the same; provided, however, that Sellers shall not have the right to terminate this Agreement and retain the Deposit under this Section 7.01 if Sellers’ failure to fulfill any of its obligations under this Agreement is the reason that the Closing has not occurred on or before the Outside Date. Notwithstanding the foregoing, this provision shall not limit Sellers’ right and claim against Purchaser for any portion of the Deposit which is not paid to Sellers, and further provided that this provision shall not limit Sellers’ right to pursue and recover on a claim for attorney’s fees in accordance with Section 9.08 hereof, and a claim with respect to any indemnity obligations of Purchaser that expressly survive termination of this Agreement. The parties agree that Sellers’ actual damages would be difficult to ascertain and that the Deposit is the parties’ best and good faith estimate of such damages and not a penalty.

7.02 Default by Sellers; Effect of Failure of Purchaser’s Conditions to Closing. If Sellers breach or default in any covenant, warranty, representation or obligation under this Agreement prior to Closing, and such breach or default is not cured within five days after written notice from Purchaser, or if any condition contained in Section 5.02 has not been satisfied (or waived by Purchaser) on or before the Outside Date, then Purchaser shall have, as its sole option and remedy on account thereof, the right to either (a) enforce this Agreement by specific performance, or (b) terminate this Agreement and receive (i) a return of the Deposit (and any interest earned thereon), and the parties agree to instruct the Escrow Agent to disburse the Deposit in accordance with the same; provided, however, that Purchaser shall not have the right to terminate this Agreement and receive a return of the Deposit under this Section 7.02 if Purchaser’s failure to fulfill any of its obligations under this Agreement is the reason that the Closing has not occurred on or before the Outside Date; plus (ii) reimbursement from Sellers for all of Purchaser’s reasonable, actual, third party out-of-pocket expenses not to exceed $250,000 incurred by Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.01 Survival of Representations and Warranties. The representations and warranties of the parties in Article III of this Agreement will survive the Closing and will expire on the twelve (12) month anniversary of the Closing Date.

8.02 Indemnification by Sellers. Subject to the provisions of this Article VIII, Sellers will indemnify, defend, and hold harmless Purchaser and its Affiliates (collectively, with Purchaser, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by any Purchaser Indemnified Party as a result of (or arising from) any breach by Sellers of any of the representations and warranties of Sellers set forth in Section 3.01 hereof, and/or any covenants of Sellers set forth in this Agreement. Notwithstanding the foregoing, in no event shall any Purchaser Indemnified Party have a right to be indemnified for any Losses relating to Sellers’ breach of any representations or warranties hereunder if any Purchaser Indemnified Party had knowledge of the applicable breach (resulting in such Losses) at the time of Closing.

8.03 Indemnification by Purchaser. Subject to the provisions of this Article VIII, Purchaser will indemnify, defend, and hold harmless Sellers and their respective Affiliates (collectively, with Sellers, the “Seller Indemnified Parties”) from and against any and all Losses actually incurred by any Seller Indemnified Party as a result of (or arising from) any breach by Purchaser of any of the representations and warranties of Purchaser set forth in Section 3.02 hereof, and/or any covenants of Purchaser set forth in this Agreement. Notwithstanding the foregoing, in no event shall any Seller Indemnified Party have a right to be indemnified for any Losses relating to Purchaser’s breach of any representations or warranties hereunder if any Seller Indemnified Party had knowledge of the applicable breach (resulting in such Losses) at the time of Closing.

8.04 Loss Mitigation. Any party entitled to receive indemnification under this Agreement (the “Indemnitee”) will use commercially reasonable efforts to mitigate any indemnifiable Losses, including by using commercially reasonable efforts to recover otherwise indemnifiable Losses from insurers of the Indemnitee under applicable insurance policies so as to reduce the amount of any indemnifiable Loss hereunder, and will not take any action specifically excluding from any of its insurance policies any otherwise indemnifiable Losses if losses of such type are otherwise covered by such policies. The amount of any indemnifiable Loss will be reduced (a) to the extent that the Indemnitee receives any insurance or any other proceeds with respect to an otherwise indemnifiable Loss, and (b) to take into account any net Tax benefits recognized by the Indemnitee arising from the recognition of the indemnifiable Loss.

8.05 Indemnity Procedures. In the event that the Indemnitee becomes aware of a claim for which it may be entitled to indemnification hereunder, such Indemnitee will promptly notify the other party (the “Indemnitor”), describing the claim in reasonable detail and indicating the estimated amount, to the extent practicable, of the indemnifiable Loss that the Indemnitee claims it has sustained or may sustain. The Indemnitor, at its sole cost and expense, will have the right, upon written notice to the Indemnitee delivered within fifteen (15) business days following its receipt of such notice from the Indemnitee, to retain counsel and conduct the defense of the claim (which defense shall be undertaken in good faith and using commercially reasonable efforts), while reserving its right to contest the issue of whether it is liable to the Indemnitee for any indemnification hereunder. If the Indemnitor elects to conduct the defense of the claim, the Indemnitee will cooperate fully with respect thereto, and the costs of any separate counsel retained by the Indemnitee will be borne solely by the Indemnitee. In the event the Indemnitor fails to respond to the written notice of a claim, or refuses to retain counsel and conduct the defense of the claim, the Indemnitee may retain counsel and conduct the defense of the claim, and the Indemnitor will be liable for all reasonable defense costs (including reasonable attorneys’ fees) to the extent the Indemnitor is otherwise obligated hereunder to indemnify the Indemnitee with respect to such claim. In connection with any claim for which the Indemnitor exercises its right hereunder to conduct the defense of such claim, the Indemnitor will have full authority to make all decisions and determine all actions to be taken with respect to the defense and settlement of the claim, including the right to pay, compromise, settle, or otherwise dispose of the claim at the Indemnitor’s expense; provided that any such settlement will be subject to the prior consent of the Indemnitee, which will not be unreasonably withheld or delayed, if the settlement involves relief other than or in addition to the payment of money. A failure to give timely notice under this Section 8.05 will affect the rights and obligations of a party hereunder only to the extent that, as a result of such failure, the party entitled to receive the notice was actually prejudiced as a result of such failure; provided, however, that in no event will a claim for indemnification be valid if made after the expiration of the applicable survival period set forth in Section 8.01.

8.06 Limitations of Liability. To the extent that Sellers have any obligations or liabilities for indemnifiable Losses hereunder, recourse for enforcement of such obligations or liabilities (if any) shall be limited to the sum of $1,000,000, and no action may be taken with respect to any greater amounts. In no event shall Sellers have any obligation or liability for indemnifiable Losses unless and until the aggregate amount of such Losses exceeds $50,000, at which point the Purchaser Indemnified Parties shall be entitled to indemnification hereunder for the amount of Losses (subject to the preceding sentence). Notwithstanding anything in this Agreement to the contrary, in no event shall Losses include (a) punitive, indirect, consequential, special or speculative damages, or (b) amounts measured by, or related to, lost profits, lost opportunities, or similar terms. Nothing in this Agreement shall permit any Person to recover more than the actual amount of damages incurred by such Person, even if such damages arise from the breach of more than one representation, warranty or covenant.

8.07 Applicability. For the avoidance of doubt, (a) the obligations and covenants contained in this Article VIII survive the Closing, (b) the remedies and obligations under this Article VIII apply after the Closing only, (c) prior to the Closing, or in the event that this Agreement is terminated, the parties’ remedies will be determined by applicable Law and the provisions of Article VII, and (d) after the Closing, the sole and exclusive remedy (except as set forth in Section 4.05(b) hereof) for any breach or alleged breach of any representation, warranty, or covenant under this Agreement will be indemnification in accordance with, and subject to the limitations of, this Article VIII.

8.08 No Reliance.

(a) Purchaser acknowledges that (i) no Seller is making (or has made) any representation or warranty, express or implied, in connection with the transactions contemplated in (and the subject matter of) this Agreement, except as set forth in Section 3.01 of this Agreement, and (ii) Purchaser is not relying (and has not relied) upon any representations or warranties, express or implied, made by any other Person in connection with the transactions contemplated in (and the subject matter of) this Agreement.

(b) Each Seller acknowledges that (i) Purchaser is not making (nor has it made) any representation or warranty, express or implied, in connection with the transactions contemplated in (and the subject matter of) this Agreement, except as set forth in Section 3.02 of this Agreement, and (ii) such Seller is not relying (and has not relied) upon any representations or warranties, express or implied, made by any other Person in connection with the transactions contemplated in (and the subject matter of) this Agreement.

8.09 Indemnity Escrow. The initial source for Purchaser Indemnified Parties to recover Losses for which they are entitled to be indemnified under this Article VIII shall be from the Indemnity Escrow Account (as defined in the OTA), subject to and in accordance with the provisions of Section 5.09 of the OTA.

ARTICLE IX

MISCELLANEOUS

9.01 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser shall have the option, exercisable by giving written notice to Sellers prior to the Closing, of assigning its rights under this Agreement to one or more Affiliates of Purchaser formed for the sole purpose of acquiring the Facilities; provided, however, that Purchaser shall not be released in any way from, and shall remain responsible for, its obligations under this Agreement and shall execute such documents as Sellers shall reasonably request to affirm its obligations hereunder; provided, further, that any assignee of Purchaser shall become a party to and bound by the terms of the Escrow Agreement. Sellers shall reasonably cooperate with Purchaser and execute such documents as are reasonably necessary for Purchaser to effect such assignment; provided, however, that: (a) Sellers shall not be obligated to incur any additional expense as a result of such assignment; and (b) Purchaser shall indemnify Sellers against any costs or losses arising as a result of, or in connection with, such assignment.

9.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Arkansas, without regard to conflicts of law rules or principles.

9.03 Notices. Any notice, demand, waiver, or consent required or permitted hereunder shall be in writing and shall be given by email (receipt confirmed), by prepaid registered or certified mail, with return receipt requested, or by a national overnight courier service, addressed as follows:

If to Sellers:	Perennial Healthcare Management, LLC Executive Plaza III 11350 McCormick Road, Suite 503 Hunt Valley, MD 21031 Attn: Mr. V. James Santarsiero Email: JSantarsiero@PerennialHealth.com

With a copy to:	Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Thomas E. D. Millspaugh , Esq. Email: TEMillspaugh@Venable.com

If to Purchaser:	CHP Partners, LP c/o CNL Healthcare Trust, Inc. 450 South Orange Avenue, Suite 1200 Orlando, Florida 32801 Attention: Tracey Bracco, Esquire E-Mail: Tracey.Bracco@cnl.com

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Attention: John D. Ruffier, Esquire E-Mail: John.Ruffier@lowndes-law.com

All such notices shall be effective upon receipt or refusal of delivery, whichever shall occur first. Any party may change its address for the purpose of notice by giving written notice in accordance with the provisions of this Section.

9.04 Construction. This Agreement shall be construed as the joint and equal work product of each party and shall not be construed more or less favorably on account of its preparation or drafting. The article and section headings of this Agreement are for convenience of reference only and may not be utilized in construing or interpreting this Agreement.

9.05 Waivers. Any waiver by either party of any violation of, breach of, or default under any provision of this Agreement or any exhibit, schedule, or other document referred to in this Agreement by the other party shall be effective only if in writing signed by the applicable party, and shall not be construed as or constitute a waiver of any subsequent violation, breach of, or default under that provision or any other provision of this Agreement or any other document referred to in this Agreement.

9.06 Further Assurances. Each party shall, at any time and from time to time after the Closing, execute and deliver, or cause to be executed and delivered, such further consents, approvals, conveyances, assignments, and other documents and instruments as the other party shall reasonably request in order to carry out any of the terms and provisions of this Agreement.

9.07 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.08 Attorneys’ Fees. Each party shall bear its own direct and indirect expenses, including attorneys’ fees, incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, except as otherwise provided herein. In the event of any dispute among the parties in connection with this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees in addition to any other amounts awarded.

9.09 Waiver of Trial by Jury. Each party waives trial by jury with respect to any dispute regarding or arising under this Agreement.

9.10 Limitation of Claims. No statutory or other legal rights under federal, state or local Laws shall apply between the parties with respect to the Assets and the transactions contemplated by this Agreement, and the parties are liable only pursuant to the covenants, representations and/or warranties expressly stated in this Agreement and no other agreements or Laws. Without limiting the foregoing, upon closing hereunder, Purchaser shall be deemed to have automatically released and discharged forever each Seller and all employees, officers, directors, trustees, members, managers, partners and Affiliates of each Seller, as well as any other agents of each Seller, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including but not limited to court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Assets including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Assets and the presence of hazardous or dangerous materials or substances on, under or about the Assets, or (ii) any Law applicable to the Assets , including but not limited to any Environmental Laws, any zoning Laws, building codes or other regulations, and any other federal, state or local Law.

9.11 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto (and, in accordance with Article VIII hereof, Seller Indemnified Parties and Purchaser Indemnified Parties) and the parties’ respective legal representatives, successors, and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

9.12 General Construction. The word “including” means “including without limitation.” Words such as “herein,” “hereof,” “hereby,” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection of this Agreement.

9.13 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto (other than the OTA) and all other documents executed in connection herewith and pursuant to the terms and conditions hereof) constitutes the entire contract between the parties relating to the transactions contemplated hereby, may not be modified except by an instrument in writing and signed by both of them, and supersedes and replaces all prior agreements and understandings, oral or written, with regard to such transactions; provided, however, that the Letter of Intent shall continue in full force and effect in accordance with its terms except to the extent any such term conflicts with this Agreement, in which case, the terms of this Agreement shall control.

9.14 Post-Closing Information. From time to time after the Closing, each party shall deliver to the other party such information and data as the other party may reasonably request, including information or data that is required to enable the requesting party to complete and file all federal, state, and local forms that may be required to be filed by it and to complete all customary Tax and accounting procedures and otherwise to enable the requesting party to satisfy its reasonable internal accounting, Tax, and other requirements or to otherwise respond to any claim, litigation, government investigation, or other matter for which the requesting party has liability hereunder.

9.15 Publicity. Any publicity prior to Closing relating to the transactions contemplated by this Agreement and the method of its release shall be approved in writing by Sellers and Purchaser, and no publicity shall be released without such joint approval, unless otherwise required by Law. Sellers acknowledge that Purchaser will be required to make certain securities-law related disclosures in connection with this transaction, which are hereby consented to and approved.

9.16 Like-Kind Exchange. Each Seller and Purchaser shall each have an option of effecting a Section 1031 like-kind exchange of any part of its interest in the Assets by assigning its rights in this Agreement to a qualified third party intermediary; provided, however, that: (a) the assigning party (the “Assignor”) may only exercise this option by giving written notice to the other party to the Agreement (the “Other Party”); (b) Assignor shall remain responsible for its obligations under the Agreement; and (c) Assignor shall execute such documents as Other Party shall reasonably request to affirm its obligations thereunder. Other Party shall reasonably cooperate with Assignor and execute such documents as are reasonably necessary for Assignor to effect such an exchange; provided, however, that: (x) Other Party shall not be obligated to incur any additional expense as a direct result thereof; and (y) Assignor shall indemnify Other Party against any costs or losses arising as a result of, or in connection with, such an exchange.

9.17 Timing. The phrase “business days” as used herein shall mean the days of Monday through Friday, excepting only federal holidays. The phrase “calendar days” as used herein shall mean all days of the week, including all holidays. The term “days” without reference to calendar or business days shall mean calendar days. Time is of the essence of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, Sellers have executed this Agreement on the Effective Date.

BHC PROPERTIES, LLC,
an Arkansas limited liability company

By:	JSJB PROPERTIES, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ V. James Santarsiero
V. James Santarsiero
	Title:	Manager

WHC PROPERTIES, LLC,
an Arkansas limited liability company

By:	JSJB PROPERTIES, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ V. James Santarsiero
V. James Santarsiero
	Title:	Manager

SHC PROPERTIES, LLC,
an Arkansas limited liability company

By:	JSJB PROPERTIES, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ V. James Santarsiero
V. James Santarsiero
	Title:	Manager

NHC PROPERTIES, LLC,
an Arkansas limited liability company

By:	JSJB PROPERTIES, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ V. James Santarsiero
V. James Santarsiero
	Title:	Manager

MHC PROPERTIES, LLC,
an Arkansas limited liability company

By:	JSJB PROPERTIES, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ V. James Santarsiero
V. James Santarsiero
	Title:	Manager

JHC PROPERTIES, LLC,
an Arkansas limited liability company

By:	JSJB PROPERTIES, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ V. James Santarsiero
V. James Santarsiero
	Title:	Manager

IN WITNESS WHEREOF, Purchaser has executed this Agreement on the Effective Date.

CHP PARTNERS, LP, a Delaware limited partnership

By:	CHP GP, LLC, a Delaware limited liability company, its General Partner

	By:	CNL Healthcare Properties, Inc., a Maryland corporation, its sole member

		By:	/s/ Tracey Bracco
		Name:	Tracey Bracco
		Title:	Vice President

NEW OPERATOR PARENT HEREBY CONFIRMS, ON BEHALF OF ITSELF, ITS SUCCESSORS AND ASSIGNS, THAT IT IS BOUND BY THE PROVISONS OF SECTION 6.05 OF THIS AGREEMENT.

ARKANSAS SNF OPERATIONS ACQUISITION III, LLC,
a Delaware limited liability company

By:	/s/ Brian Reynolds
Name: Brian Reynolds
Title: Manager

ASSET PURCHASE AGREEMENT

Exhibit A

Facilities

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Exhibit B

Assets

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Exhibit B-1

Legal Descriptions

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Exhibit C

Assumed Liabilities

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Exhibit D

Form of Operations Transfer Agreement

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Schedule 1.01

Excluded Assets

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Schedule 3.01(c)

Seller Required Consents

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Schedule 3.01(e)

Litigation

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Schedule 3.01(f)

Licenses

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Schedule 3.02(c)

Purchaser Required Consents

[Intentionally Omitted]

ASSET PURCHASE AGREEMENT

Schedule 4.02

Operations Outside of the Ordinary Course

[Intentionally Omitted]